Exhibit 10.13

OMADA HEALTH, INC.

500 SANSOME ST., SUITE 200

SAN FRANCISCO, CA 94111

April 30, 2019

Wei-Li Shao

###

Re: Offer of Employment by Omada Health, Inc.

Dear Wei-Li,

I am very pleased to confirm our offer to you of employment with Omada Health, Inc. (the “Company”). You will initially report to Sean Duffy, Chief Executive Officer, in the position of Chief Commercial Officer, at the Company’s headquarters in San Francisco, California. Your start date will be May 13, 2019, unless the Company earlier informs you otherwise (the “Start Date”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Cash Compensation.

a.

Base Compensation. Your starting base salary will be $350,000 per year, less applicable deductions and withholding and will be subject to periodic review(s) to occur a minimum of once per calendar year. You will be an exempt employee and will not be eligible for overtime pay. The Company’s payroll schedule is semi- monthly, with pay dates generally occurring on the 15th and 30th days of the month.

b.

Incentive Compensation. You will be eligible to earn and receive, pursuant to an incentive compensation plan to be provided to you by the Company, annual incentive compensation with an initial target amount of $150,000, less applicable deductions and withholding; provided, however, that your incentive compensation for your calendar year of hire will be prorated, based on the portion of the calendar year during which you are employed by the Company. The Company shall have sole discretion in determining whether incentive compensation has been earned, the amount thereof and when earned incentive-compensation will be paid, subject to the terms and conditions of your incentive-compensation plan.

2.	Annual Equity Bonus. The Company will grant you stock options on the terms and conditions set forth below.

a.

Subject to approval by the Company’s board of directors (the “Board”) in the first quarter of 2020, at the same time that the annual bonus for 2019 is generally approved by the Board for the Company’s eligible employees, you will be granted an option to purchase up to a maximum of 22,000 shares of the Company’s common stock (the “Common Stock”) (with the actual number of shares based on attainment of applicable performance goals that have been set by the Board for the management team for 2019). The performance goals for your 2019 bonus stock option will relate exclusively to Company performance in calendar year 2019, and the shares subject to your 2019 bonus stock option will be fully vested and exercisable on grant, at which time complete grant documents will be provided to you.

b.

Following your commencement of employment, the Company will grant you your 2020 bonus stock option, which will be an option to purchase up to a maximum of 150,000 shares of the Common Stock (with the actual number of shares based on attainment of applicable performance goals); the shares subject to this bonus stock option will be earned as follows: (x) if you attain 100% or more of your 2020 revenue plan, all 150,000 option shares will be earned, (y) if you attain less than 80% of your 2020 revenue plan, no option shares will be earned and the 2020 bonus stock option will immediately lapse and (z) if you attain between 80% and 100% of your 2020 revenue plan, 7,500 option shares will be earned for each percentage point attained between 80% and 100% (for example, 85.5% attainment will correspond to 41,250 option shares earned) and the balance of the 2020 bonus stock option will immediately lapse. Once the Board has determined the level of achievement of the performance goals for the 2020 bonus stock option, then the earned option shares will vest and become exercisable, in equal monthly installments over 28 months of your continuous service, on the first day of each calendar month beginning February 2021, so long as you remain employed by the Company. Although the 2020 revenue plan is ultimately subject to approval by the Board or its Compensation Committee, the Company currently anticipates that the 2020 revenue plan shall be based on the Company’s then-current condition and prospects, shall take into account the Company’s projections and plans, shall determine a reasonable target revenue amount for calendar year 2020 and shall be finalized for purposes of your 2020 bonus stock option no later than the first quarter of 2020, at the same time as the Board approves the Company’s annual business plan.

c.

Following your commencement of employment, the Company will grant you your 2021 bonus stock option, which will be an option to purchase up to a maximum of 150,000 shares of the Common Stock (with the actual number of shares based on attainment of applicable performance goals); the shares subject to this bonus stock option will be earned as follows: (x) if you attain 100% or more of your 2021 revenue plan, all 150,000 option shares will be earned, (y) if you attain less than 80% of your 2021 revenue plan, no option shares will be earned and the 2021 bonus stock option will immediately lapse and (z) if you attain between 80% and 100% of your 2021 revenue plan, 7,500 option shares will be earned for each percentage point attained between 80% and 100% (for example, 85.5% attainment will correspond to 41,250 option shares earned) and the balance of the 2021 bonus stock option will immediately lapse. Once the Board has determined the level of achievement of the performance goals for the 2021 bonus stock option, then the earned option shares will vest and become exercisable, in equal monthly installments over 16 months of your continuous service, on the first day of each calendar month beginning February 2022, so long as you remain employed by the Company. Although the 2021 revenue plan is ultimately subject to approval by the Board or the Compensation Committee, the Company currently anticipates that the 2021 revenue plan shall be based on the Company’s then-current condition and prospects, shall take into account the Company’s projections and plans, shall determine a reasonable target revenue amount for calendar year 2021 and shall be finalized for purposes of your 2021 bonus stock option no later than the first quarter of 2021, at the same time as the Board approves the Company’s annual business plan.

As to each stock option, the Board shall have sole discretion in determining whether performance goals have been attained, the level of attainment and the actual number of option shares that have been earned. Each bonus stock option in Section 2(b) and Section 2(c) will commence vesting only after the relevant performance period and only to the extent threshold attainment has been confirmed. To be eligible to receive any stock option, you must be employed by the Company on the date of grant. All stock options will be subject to approval by the Board and will be subject to the terms and conditions of the Company’s 2011 Stock Plan, as it may be amended from time to time (the “Plan”), and the Company’s standard form(s) of stock option agreements, in substantially the form provided to you concurrently herewith. The exercise price per share applicable to each stock option will be no less than the fair market value of a share of the Common Stock on the date of grant, as determined by the Board on such date.

3.

Benefits. You will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time, in accordance with the applicable plan terms and conditions.

4.

Place of Employment. Unless the parties agree otherwise, you will perform your duties as the Chief Commercial Officer at the Company’s offices, located at San Francisco, California, provided, however, that the Company may from time to time require you to travel temporarily to other locations on Company business. The Company shall furnish you with reasonable office space, assistance, and facilities at the place of your employment.

5.

Expense Reimbursement. To the extent that such expenditures satisfy the criteria under (a) the Internal Revenue Code for deductibility by the Company (whether or not fully deductible), for federal income tax purposes, as ordinary and necessary business expenses and (b) the Company’s expense-reimbursement policies in effect from time to time, the Company shall reimburse you promptly for reasonable business expenses, such as travel, meals, business meetings, professional dues, cell phone charges, and the costs of (or dues associated with) maintaining membership in professional trade groups or associations, made and substantiated in accordance with the policies and procedures established from time to time by the Company with respect to the Company’s other executive and managerial employees.

6.

Indemnification by the Company. The Company shall, to the maximum extent permitted by law and its bylaws, indemnify and hold you harmless for any acts or decisions made in good faith while performing services for the Company in the same manner as applicable to other senior executives of the Company. You will be named as an insured on the director and officer liability insurance policy maintained by the Company from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, and in compliance and consistent with all applicable laws, the preceding terms of employment.

7.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

8.

No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.

Relocation Expenses. Upon your commencement of employment with the Company and your relocation to San Francisco, California, and promptly following your submission of itemized receipts for reasonable relocation expenses you have actually incurred in accordance with the Company’s expense-reimbursement policy then in effect, the Company will reimburse you for such actually incurred reasonable relocation expenses, grossed up for applicable withholding and taxes, in an aggregate amount (including both the expenses and the gross-up) not exceeding $50,000, less applicable deductions and withholding (if any). If you cease employment with the Company for any reason before the first anniversary of your start date, a prorated portion of the relocation reimbursement, based on the portion of the first year of service that remains uncompleted, gross of applicable deductions and withholding (if any), will become immediately due and repayable by you. All such reimbursements will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

10.

Initial Option Grant. In addition to the equity described in Section 2, the Company will grant you an option to purchase up to 775,000 shares of the Common Stock under the Plan and the Company’s standard form(s) of stock option agreements, with an exercise price equal to the fair market value per share on the date of grant, as determined by the Board on the date of grant in reliance on the Company’s then-current independent valuation report for purposes of Section 409A (which the Company intends to obtain following the closing of the Company’s next Preferred Stock financing). The shares subject to your initial stock option will vest at the rate of (a) twenty-five percent (25%) at the end of your first anniversary of your Start Date and (b) the balance in equal monthly installments over the next 36 months of your continuous service, so long as you remain employed by the Company. We anticipate granting your initial stock option and the 2020 and 2021 bonus stock options with each grant having the same exercise price at the first meeting of the Board following your commencement of employment at which options are granted to employees generally and at which the Board approves an independent valuation report for purposes of Section 409A.

11.

Double-Trigger Acceleration. Notwithstanding the vesting schedules described elsewhere in this offer letter, each of your stock options, including, without limitation, the 2020 and 2021 bonus stock options described in Section 2 above (but only if, when and to the extent the stock option has been granted and to the extent actually earned based on performance) and your initial stock option described in Section 10 above, will be subject to acceleration under the Company’s Double-Trigger Acceleration Policy, or any successor thereto, as it may be amended and/or restated, and to the extent in effect and applicable to you, from time to time (the “Acceleration Policy”), except that the 2020 and 2021 bonus stock options will only be eligible for acceleration of service- based vesting conditions under the Acceleration Policy and not performance-based vesting conditions and only after the end of the applicable performance year to the extent earned. Any shares subject to the 2020 or 2021 bonus stock options that are determined not to have been earned (i.e., the performance-based conditions are determined not to have been satisfied) will be immediately cancelled for no consideration and will not be eligible for acceleration under the Acceleration Policy. The Company reserves the right to amend, modify and/or terminate the Acceleration Policy at any time, provided that the Company will notify you in writing of any changes to the Acceleration Policy that affect you and/or any changes in your eligibility to participate in the Acceleration Policy after the commencement of your employment with the Company.

12.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

13.

Compliance with Law. During your employment, you are responsible for remaining in full compliance with applicable laws, rules and regulations that are applicable to your employment, and a failure to remain in legal compliance may adversely impact your employment with the Company.

14.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

15.

Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”) except that: (i) each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information; and (ii) all claims involving alleged sexual harassment are not subject to arbitration and may be pursued in any appropriate forum, including court. Further, to the fullest extent permitted by law, you and the Company agree that no class or representative actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action where, as a matter of law, the parties may not restrict the ability to file such claims.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN THEM.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of Arbitrable Claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, upon request the Company will provide you with a hard copy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

16.

Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, and/or employment background and Medicare exclusion databases. This offer can be rescinded based upon data received in the verification.

17.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

18.

Choice of Law. This offer shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without giving effect to the conflict of laws provisions thereof, with the exception of any claims that may be governed by federal law, such as claims governed by the Federal Arbitration Act or the Employee Retirement Income Security Act.

19.

Acceptance. This offer will remain open until May 6, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to contact me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Sean Duffy

Sean Duffy, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my offer of employment except as specifically set forth herein.

Employee Signature:	/s/ Wei-Li Shao

Printed Name:	Wei-Li Shao

Date signed:	05/09/2019